August 19th, 1997






Conseco, Inc.
11825 North Pennsylvania Street
Carmel, Indiana  46032

         Re:      NAL Financial Group, Inc. ("Company")

Dear Sir or Madam:

         As you know, the undersigned, or its affiliates, are the holders of certain Subordinated Convertible Debentures dated on or about September 12, 1996, in the aggregate original principal amount of $5,000,000 (the "Debentures"). This confirms that the undersigned shall, or cause its affiliates to, sell the Debentures to Conseco, Inc., or its designated party ("Purchaser"), in accordance with the terms on the attached Term Sheet, subject to the parties entering into a definitive Purchase and Sale Agreement containing customary terms and provisions. During the time period that such Agreement is being prepared, the Debentures shall not be converted. This offer to sell shall remain open until August 22, 1997, and thereafter, if not accepted, shall be subject to withdrawal upon notice by the undersigned to the Purchaser.

         Very truly yours,

         MERRILL LYNCH



         By: /s/ DANIEL LUCHANSKY
             --------------------
             Daniel Luchansky, Vice President


         ACCEPTED this 22nd day of August, 1997.

         CONSECO, INC.



          By: /s/ DONALD F. GONGAWARE
             ------------------------
             Donald F. Gongaware, Executive Vice President


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                                      TERMS FOR NAL SUBORDINATED DEBT PURCHASE
-----------------------------------------------------------------------------------------------------------------------

Merrill Lynch Purchase:

Security to be Purchased:                    Convertible Subordinated Debt of NAL Financial Group,
                                             Inc. (the "Company")

Principal Amount of Debt
Currently Outstanding:                       $5,000,000

Conseco Purchase:                            Conseco, Inc., or its affiliates ("Purchaser") will purchase all debt owned by Merrill Lynch or its affiliates ("Seller")
                                             for $4,000,000 (80% of face).

Warrants & Releases:                         Seller shall retain its warrants   with  the  strike  price
                                             being   adjusted  to  100%  of  the closing  bid  price on
                                             the date the purchase  transaction  is  approved under the
                                             Hart-Scott-  Rodino Act. Merrill  Lynch  shall  release  the
                                             Company  from all  other  liability from prior transactions.

Purchaser's Conditions                       The closing shall occur upon the following conditions:
to Closing:
                                             1.  Approval by all required governmental agencies
                                                  including Hart-Scott Rodino approval.

                                             2.  No material change in the Company's business as of
                                                  August 19th, 1997.

                                             3.  Company shall not have filed for bankruptcy protection.

                                             4.  The purchase by Purchaser of all other convertible debt of the Company.

                                             5.  Satisfactory documentation.

                                             6.  Receipt of Company approval for transfer of convertible debt.

                                             7.  Approval of all third parties including lenders of
                                                  Company.

Closing Date:                                    No later than one business day after HSR approval.





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